                                                                      Exhibit 99

PRESS RELEASE


FOR IMMEDIATE RELEASE

DATE:     February 11, 2005
COMPANY:  Central Federal Corporation
          2923 Smith Road
          Fairlawn, Ohio 44333
CONTACT:  Mark S. Allio
          Vice Chairman, President and CEO
PHONE:    330.666.7979                     FAX:    330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES 2004 PERFORMANCE AND UPDATE ON REVERSE STOCK SPLIT RATIO

Fairlawn, Ohio - February 11, 2005 - Central Federal Corporation (Nasdaq: GCFC) announced a net loss for the fourth quarter of 2004 of ($445,000), or ($.21) per diluted share and a net loss for the year ended December 31, 2004 of ($1.7 million), or ($.82) per diluted share. These amounts represented a 65% improvement from a net loss of ($1.3 million), or ($.64) per diluted share for the fourth quarter of 2003 and a 30% improvement from a net loss of ($2.4 million), or ($1.31) per diluted share for the year ended December 31, 2003. The loss for the quarter ended December 31, 2004 included $106,500 in non-deductible professional fees related to the proposed reverse stock split. The loss for the year ended December 31, 2004 was due to increased noninterest expenses associated with staffing, improved technology and expansion to new locations in Fairlawn and Columbus, and a higher provision for loan losses related to the Company's significant commercial loan growth during the year as it continued to successfully implement its plan to expand into business financial services and position itself for growth in the Fairlawn and Columbus, Ohio markets.

Total assets increased $64.0 million, or 60% during 2004 and totaled $171.0 million at December 31, 2004 compared to $107.0 million at December 31, 2003 primarily due to growth in the commercial loan portfolio and short term cash balances.

Loans increased $50.1 million, or 86% during 2004 and totaled $108.1 million at December 31, 2004 compared to $58.0 million at December 31, 2003. Commercial loan balances increased $42.3 million and totaled $51.5 million at December 31, 2004 compared to $9.2 million at December 31, 2003 as the Company continued to focus on commercial lending. Mortgage loan balances increased $7.1 million during the year and totaled $43.8 million at December 31, 2004 compared to $36.7 million at December 31, 2003.

Deposits increased $28.3 million, or 39% during 2004 and totaled $101.6 million at December 31, 2004 compared to $73.4 million at December 31, 2003. The increase was due to growth of $14.6 million in money market accounts, $9.6 million in certificate of deposit accounts, including $6.1 million in brokered deposits, and $4.4 million in checking accounts, primarily commercial checking accounts offset by a $383,000 decline in savings accounts. The growth in deposits is primarily the result of the Company's focus on commercial customer relationships.

Federal Home Loan Bank advances increased $33.7 million during 2004 and totaled $41.2 million at December 31, 2004 compared to $7.5 million at December 31, 2003 as advances were used to fund commercial loan growth and overnight cash investments. Fixed rate advances for terms of 1 through 4.5 years totaling $12.3 million were drawn primarily during the first six months of 2004 to fund commercial loans at low borrowing interest rates and protect the Company's interest rate risk position as market interest rates have increased.

Total shareholders' equity declined 2% during 2004 and totaled $19.5 million at December 31, 2004 compared to $19.9 million at December 31, 2003 primarily due to the net loss and dividends during the year offset by the issuance of additional capital in the acquisition of Reserve Mortgage Services, Inc., a wholly owned subsidiary of CFBank, in October 2004. Capital levels remained strong as the Company continued to leverage its capital through growth. The Company's capital ratio totaled 11.4% at December 31, 2004 compared to 18.6% at December 31, 2003.

Net interest income totaled $1.1 million and $4.0 million for the quarter and year ended December 31, 2004, compared to ($625,000) and $1.9 million for the respective prior year periods. The prior year periods included a $1.3 million pre-tax prepayment penalty incurred in the repayment of long-term, fixed-rate Federal Home Loan Bank advances which eliminated an inappropriate and costly source of funding arranged in 1998 and 1999 to finance mortgage loans which had prepaid during the high refinancing activity in 2002 and 2003. Not including this prior year charge, net interest income increased 77% in the fourth quarter of 2004 and 25% for the year ended December 31, 2004 compared to the prior year periods. The improvement in net interest income was due to the growth in assets, primarily commercial loans in accordance with the company's growth strategy and a reduction in the cost of borrowings from the prior year period.

The provision for loan losses totaled $280,000 and $646,000 for the quarter and year ended December 31, 2004, respectively compared to $19,000 and $102,000 in the prior year periods. The increase in the provision and resultant allowance for loan losses reflects the $42.3 million growth in the commercial loan portfolio during 2004. The ratio of the allowance for loan losses to total loans was .90% at December 31, 2004 compared to .71% at December 31, 2003.

Noninterest income totaled $255,000 and $537,000 for the quarter and year ended December 31, 2004, respectively compared to $140,000 and $756,000 in the prior year periods. The decline during the current year was primarily due to lower mortgage originations and sales as consumer refinancing activity slowed with the moderate rise in interest rates, resulting in lower gains. Gains on loan sales in the fourth quarter of 2004 improved as a result of loan production from Reserve Mortgage Services, Inc. Losses on security sales in the current year, primarily the sale of fixed rate debt securities, contributed to the decline in noninterest income for the year.

Noninterest expense totaled $1.7 million and $6.4 million for the quarter and year ended December 31, 2004, respectively compared to $1.4 million and $5.9 million in the prior year periods. Expense increased for the year ended December 31, 2004 and included operating costs related to staffing, improved technology and expansion to new locations in Fairlawn and Columbus including data processing, occupancy, depreciation and other expenses. Noninterest expense in the fourth quarter of 2004 included $106,500 in legal and professional fees related to the proposed reverse stock split. Noninterest expense during the year ended December 31, 2004 also included $412,000 in expenses related to employee severance, post-retirement life insurance benefits associated with bank owned life insurance, one time charges recognized in connection with the servicing of loans and one time internal operating account write-offs. Expense for the year ended December 31, 2003 included $1.4 million in salaries and benefits expense related to restructuring of employee benefit plans and payments on agreements with former executives.

The Company announced in October 2004 that it would ask stockholders to approve a reverse stock split in an effort to ease the economic and management burden of complying with the Sarbanes-Oxley Act of 2002 and federal securities laws. The Board of Directors subsequently established a reverse stock split ratio of 1-to-500 shares and set $14.50 per share as a fair price to compensate stockholders who hold fewer than 500 shares on the effective date and who would no longer remain stockholders of the Company after the effective date. As discussed in the Company's February 2, 2005 press release, significant numbers of individuals have purchased share lots in quantities of 499 or fewer shares during the past few months. The dramatic increase in shares held by stockholders who own fewer than 500 shares has increased substantially the cost of the Company's effecting its going private transaction in the event the transaction is approved by stockholders at the special meeting to be held on March 14, 2005.

Accordingly, in order to reduce the aggregate cost of repurchasing shares, the Board of Directors has revised the ratio of the reverse stock split to 1-to-325. Moreover, the Board also has reserved the right to abandon the transaction following shareholder approval in the interest of the Company and its shareholders, and it is not likely the Board will authorize the Company to move forward with the proposed reverse stock split, if the cost of the transaction is expected to exceed $2 million.




ABOUT CENTRAL FEDERAL CORPORATION AND CFBANK

Central Federal Corporation (Nasdaq: GCFC), the holding company for CFBank, was organized as a Delaware corporation in September 1998 in connection with the bank's conversion from a mutual to stock organization, which was completed on December 30, 1998. CFBank is a community-oriented financial services company founded in 1892. Its home office is in Fairlawn, Ohio. It operates two additional offices in Columbiana County, Ohio, and one in Columbus, Ohio. Reserve Mortgage Services, Inc., an Ohio corporation, became a wholly owned subsidiary of CFBank in October 2004.

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurances that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or by any person that the future events, plans or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.



Selected Financial Condition Data                        At December 31,
($ in thousands)                                     2004              2003          % change
                                                 --------------    --------------    ----------


Total assets                                        $  171,005        $  107,011           60%

Cash and cash equivalents                               32,675             8,936          266%

Securities available for sale                           13,508            27,126          -50%

Loans, net                                             108,149            58,024           86%

Allowance for loan losses                                  978               415          135%

Nonperforming loans                                        286               741          -61%

Foreclosed assets, net                                     132               193          -32%

Goodwill                                                 1,749                 -           n/m

Other intangible assets                                    299                 -           n/m

Deposits                                               101,624            73,358           39%

Federal Home Loan Bank advances                         41,170             7,500          449%

Subordinated debentures                                  5,155             5,155            0%

Total shareholders' equity                              19,507            19,856           -2%



Summary of Earnings                                  Three months ended                        Year ended
($ in thousands, except per share data)                 December 31,                          December 31,
                                                 -------------------------             --------------------------
                                                    2004           2003      % change     2004            2003      % change
                                                 ----------    -----------   --------  -----------    -----------   --------

Total interest income                            $   1,884      $   1,167        61%    $   6,144      $   5,435        13%

Total interest expense                                 744          1,792       -58%        2,149          3,521       -39%
                                                 ----------    -----------             -----------    -----------
   Net interest income                                                          282%                                   109%
                                                     1,140          (625)                   3,995          1,914

Provision for loan losses                              280             19        n/m          646            102        n/m
                                                 ----------    -----------             -----------    -----------
   Net interest income after provision for
     loan losses                                       860          (644)       234%        3,349          1,812        85%

Noninterest income

   Net gain (loss) on sales of securities                -             41        n/m         (55)             42        n/m

   Net gains on sales of loans                         159             75       112%          222            429       -48%

   Other                                                96             24       300%          370            285        30%
                                                 ----------    -----------             -----------    -----------
Noninterest income                                     255            140        82%          537            756       -29%

Noninterest expense                                  1,749          1,356        29%        6,420          5,930         8%
                                                 ----------    -----------             -----------    -----------
Loss before income taxes                                                        -66%                                   -25%
                                                     (634)        (1,860)                 (2,534)        (3,362)

Income tax benefit                                   (189)          (591)       -68%        (872)          (988)       -12%
                                                 ----------    -----------             -----------    -----------
      Net loss                                   $   (445)     $  (1,269)       -65%   $  (1,662)     $  (2,374)       -30%
                                                 ==========    ===========             ===========    ===========
Basic loss per share                             $  (0.21)     $   (0.64)       -67%      ($0.82)     $   (1.31)       -37%
Diluted loss per share                           $  (0.21)     $   (0.64)       -67%      ($0.82)     $   (1.31)       -37%


Selected Financial Ratios and Other Data         At or for the three months ended          At or for the year ended
                                                         December 31,                            December 31,
                                                 ------------------------------          ------------------------------
                                                     2004             2003                   2004             2003
                                                 -------------    -------------          -------------    -------------

Performance Ratios:
Return on average assets                              (1.07%)          (4.77%)                (1.23%)          (2.19%)
Return on average equity                              (8.94%)         (25.05%)                (8.60%)         (12.34%)
Average yield on interest-earnings assets               4.71%            4.76%                  5.03%            5.62%
Average rate paid on interest-bearing
    liabilities                                         2.12%            2.49%                  1.93%            2.63%
Average interest rate spread                            2.59%            2.27%                  3.10%            2.99%
Net interest margin, fully taxable equivalent           3.02%            2.63%                  3.27%            3.28%
Interest-earning assets to interest-bearing
    liabilities                                       107.52%          117.86%                109.82%          113.38%
Efficiency ratio                                      125.38%        (257.79%)                139.96%          225.65%
Non-interest expense to average assets                  4.19%            5.10%                  4.74%            5.47%
Dividend payout ratio                                     n/m              n/m                    n/m              n/m

Capital Ratios:
Equity to total assets at end of period                11.41%           18.56%                 11.41%           18.56%
Average equity to average assets                       11.92%           19.05%                 14.26%           17.76%

Asset Quality Ratios:
Nonperforming loans to total loans                      0.26%            1.28%                  0.26%            1.28%
Nonperforming assets to total assets                    0.24%            0.87%                  0.24%            0.87%
Allowance for loan losses to total loans                0.90%            0.71%                  0.90%            0.71%
Allowance for loan losses to nonperforming
    loans                                             341.62%           56.01%                341.62%           56.01%
Net charge-offs to average loans                        0.18%            0.19%                  0.10%            0.08%

Per Share Data:
Dividends declared                                   $   0.09         $   0.09               $   0.36         $   0.36

Tangible book value per share at end of period           7.99             9.81                   7.99             9.81

-----------------------------
n/m - not meaningful